As filed with the Securities and Exchange Commission on November 26, 2018

Registration No. 333-216736

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCKWELL COLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2314475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE

Cedar Rapids, Iowa 52498

(319) 295-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Patrick E. Allen

Vice President, Chief Financial Officer & Treasurer

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, Iowa 52498

(319) 295-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Charles D. Gill, Esq.

Executive Vice President & General Counsel

United Technologies Corporation

10 Farm Springs Road

Farmington, Connecticut 06032

(860) 728-7000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the registration statement on Form S-3 (File No. 333-216736) (the “Registration Statement”) of Rockwell Collins, Inc., a Delaware corporation (the “Company”), which was filed with the Securities and Exchange Commission on March 16, 2017, registering the offering and sale from time to time of an indeterminate amount of debt securities, common stock, preferred stock, warrants to purchase debt securities, warrants to purchase common stock and warrants to purchase preferred stock.

On November 26, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2017, by and among United Technologies Corporation, a Delaware corporation (“Parent”), Riveter Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger and related transactions contemplated by the Merger Agreement, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement.

In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cedar Rapids, State of Iowa, on November 26, 2018.

ROCKWELL COLLINS, INC.

By:	/s/ Patrick E. Allen
Patrick E. Allen Vice President, Chief Financial Officer & Treasurer